EXHIBIT 5


                                        July 18, 1996


Parlux Fragrances, Inc.
3725 S.W. 30th Avenue
Ft. Lauderdale, Florida  33312

Ladies and Gentlemen:

   We are acting as special counsel to Parlux Fragrances, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 2,077,646 shares (the "Shares") of the Company's common stock, $.01 par value per share (the "Common Stock"), to be offered by certain selling stockholders of the Company (the "Selling Stockholders") upon the terms and subject to the conditions set forth in the Company's Registration Statement on Form S-3 covering the Shares (the "Registration Statement") filed with the Securities and Exchange Commission.

   In connection therewith, we have examined the Registration Statement and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein.

   We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

   Based on and in reliance upon the foregoing, we are of the opinion that the Shares proposed to be offered by the Selling Stockholders have been duly and validly authorized for issuance and (i) are fully paid and nonassessable shares of Common Stock or (ii) will be fully paid and nonassessable shares of Common Stock upon the conversion of the Company's 5% convertible debentures in the aggregate principal amount of $10 million held by GFL and Newsun (as such terms are defined in the Registration Statement), as the case may be.

   We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters."

                                     Very truly yours,


                                     Mayer, Brown & Platt